Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 27, 2003 accompanying the consolidated financial statements included in the Annual Report of Innovex, Inc. on Form 10-K for the year ended September 30, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Innovex, Inc. on Forms S-8 (File No. 33-14776, effective June 3, 1987, File No. 33-27530, effective March 17, 1989, File No. 33-59035, effective May 2, 1995, File No. 333-10045, effective August 13, 1996, File No. 333-10047, effective August 13, 1996, File No. 333-79427, effective May 27, 1999, File No. 333-37380 effective May 19, 2000, File No. 333-68228, effective August 23, 2001 and File No. 33-83452, effective February 27, 2002) and on Form S-3 (File No. 333-106734, effective July 29, 2003).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
December 9, 2003